Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$433,000	$17.02

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $17.02 is offset against the registration fee due for this offering and of which $532,878.90 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 907
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

U.S.$433,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

Conditional Range Notes (“Gold Range Note”)

Due August 5, 2010

Because these notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006 (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

General:

•    Issuer: Lehman Brothers Holdings Inc. (A2/A/A+)[1]

•    Principal Amount: U.S.$433,000.00

•    Senior unsecured obligations of Lehman Brothers Holdings Inc.

•    CUSIP: 5252M0GU5

•    ISIN: US5252M0GU59

•    The notes are designed for investors who believe that the Daily Observed Gold Price will only trade within the Reference Range during the relevant Observation Period.

•    Trade Date: July 31, 2008

•    Issue Date: August 5, 2008.

Payments:

•    Interest Amount: A single U.S. dollar amount on each Interest Payment Date equal to the principal amount of each note multiplied by:

(A)  10.00%, if, during the relevant Observation Period, the Daily Observed Gold Price has traded strictly within the Reference Range during such Observation Period; or

(B)  0.00%, if, during the relevant Observation Period, the Daily Observed Gold Price trades outside the Reference Range (or on either the Range Lower Boundary or the Range Upper Boundary) during such Observation Period.

•    Interest Payment Dates: Quarterly on the 5th day of each February, May, August and November, commencing on November 5, 2008 and ending on the Maturity Date.

•    Reference Ranges:

• The notes are 100% principal protected if held to maturity.

•    Maturity Date: August 5, 2010; or if such day is not a New York business day, subject to adjustment in accordance with the Business Day Convention.

•    Reference Commodity: Gold.

•    Gold Price: The official afternoon fixing price, stated in U.S. dollars per fine troy ounce, as calculated and quoted by the Relevant Market (subject to the occurrence of a Disruption Event).

•    Daily Observed Gold Price: For any Valuation Business Day within an Observation Period, the Gold Price on such Valuation Business Day.

•    Observation Period: For each Reference Range, the period from and including the Start Date for such Reference Range to and including each End Date for such Reference Range (as discussed in “—Reference Ranges” below.)

•    Valuation Business Day: A day on which members of the London Bullion Market Association (the “LBMA”) are, or in the good faith judgment of the Calculation Agent would in the ordinary course be, quoting prices for the buying and selling of Gold in the Relevant Market.

•    Denominations: U.S.$1,000 and whole multiples of U.S.$1,000 in excess thereof.

	Observation Period	Start Date	End Date	Range Midpoint (RM)	Range Lower Boundary	Range Upper Boundary
	1	July 31, 2008	October 30, 2008	RM1 (918.00)	RM1-BF (863.00)	RM1+BF (973.00)
	2	October 31, 2008	January 30, 2009	RM2	RM2-BF	RM2+BF
	3	January 31, 2009	April 29, 2009	RM3	RM3-BF	RM3+BF
	4	April 30, 2009	July 29, 2009	RM4	RM4-BF	RM4+BF
	5	July 30, 2009	October 29, 2009	RM5	RM5-BF	RM5+BF
	6	October 30, 2009	January 29, 2010	RM6	RM6-BF	RM6+BF
	7	January 30, 2010	April 29, 2010	RM7	RM7-BF	RM7+BF
	8	April 30, 2010	July 29, 2010	RM8	RM8-BF	RM8+BF

If any Start Date or End Date is not a Valuation Business Day, such Start Date or End Date shall be the immediately preceding Valuation Business Day.

If a Disruption Event is in effect on any scheduled Start Date, that Start Date may be postponed (as described in “Description of the Notes—Disruption Events” below).

•    Range Midpoint (RM): For any Reference Range, the Gold Price on the Start Date of such Observation Period.

•    Boundary Factor (BF): $55.00.

[1] Lehman Brothers Holdings Inc. is rated A2 by Moody’s, A by Standard & Poor’s and A+ by Fitch.  A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Investing in the notes involves risks.  Risk Factors begin on  page S-4 of the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)	U.S.$1,000.00	U.S.$433,000.00
Fees (2)	U.S.$25.00	U.S.$10,825.00
Proceeds to Lehman Brothers Holdings Inc.	U.S.$975.00	U.S.$422,175.00

(1)  The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2) Lehman Brothers Inc. will receive commissions of $25.00 per $1,000 principal amount, or 2.50%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about              August 5, 2008.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

July 31, 2008

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this pricing supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this pricing supplement, the MTN prospectus supplement and the base prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section on page S-4 of the MTN prospectus supplement to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes will be a series of our senior unsecured debt that are linked to the performance of the Reference Commodity during each Observation Period. We refer to Gold as the Reference Commodity.

The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on August 5, 2010 (or if such day is not a New York business day, the next succeeding New York business day).

What payments will I receive on the notes before maturity?

If, during an Observation Period, the Daily Observed Gold Price has traded strictly within the Reference Range, then the investor will receive an Interest Amount of 10.00% on the related Interest Payment Date. If, during such Observation Period, the Daily Observed Gold Price trades outside the Reference Range (or on either the Range Lower Boundary or the Range Upper Boundary), then no interest will be payable on the related Interest Payment Date, and as result, the investor’s return on the notes may be zero in the given Observation Period. (See “How will the Interest Amount be calculated?” below.)

What will I receive if I hold the notes until the stated maturity date?

We have designed this type of note for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to take a view on the trading ranges of the U.S. dollar price of gold. At maturity, you will receive a payment equal to the sum of:

•                  the principal amount of the notes; and

•                  the Interest Amount, (if, during the final Observation Period, the Daily Observed Gold Price has traded strictly within the Reference Range during such final Observation Period).

As a result, if you hold the notes until maturity, you will not receive less than the principal amount.

If, during the relevant Observation Period, the Daily Observed Gold Price has traded strictly within the Reference Range during such Observation Period, then the investor will receive a single U.S. dollar amount equal to the principal amount of each note multiplied by 10.00% on the related Interest Payment Date. If, during the relevant Observation Period, the Daily Observed Gold Price trades outside the Reference Range (or on either the Range Lower Boundary or the Range Upper Boundary) during such Observation Period, then no interest will be payable on the related Interest Payment Date, and as result, the investor’s return on the notes may be zero in any given Observation Period. See “Description of the Notes”.

How will the Interest Amount be calculated?

Interest Amount is a single U.S. dollar amount on each Interest Payment Date which is equal to the principal amount of each note multiplied by:

(A)                 10.00%, if, during the relevant Observation Period, the Daily Observed Gold Price has traded strictly within the Reference Range during such Observation Period; or

(B)                   0.00%, if, during the relevant Observation Period, the Daily Observed Gold Price trades outside the Reference Range (or on either the Range Lower Boundary or the Range Upper Boundary) during such Observation Period.

The Observation Period, for each Reference Range, is the period from and including the Start Date for such Reference Range to and including each End Date for such Reference Range (as discussed in “—Reference Ranges” below.)

The Daily Observed Gold Price, for any Valuation Business Day within an Observation Period, is the Gold Price on such Valuation Business Day.

The Gold Price on any Valuation Business Day is the official afternoon fixing price, stated in U.S.

dollars per fine troy ounce, as calculated and quoted by the Relevant Market (subject to the occurrence of a Disruption Event)

For further information concerning the calculation of the Interest Amount, see “Description of the Notes” below.  You can review hypothetical Interest Amount payment examples under “Description of the Notes— Hypothetical Interest Amount Payment Examples” below.

How are the Reference Ranges determined?

Reference Ranges are determined as follows:

Observation Period	Start Date	End Date	Range Midpoint (RM)	Range Lower Boundary	Range Upper Boundary
1	July 31, 2008	October 30, 2008	RM1 (918.00)	RM1-BF (863.00)	RM1+BF (973.00)
2	October 31, 2008	January 30, 2009	RM2	RM2-BF	RM2+BF
3	January 31, 2009	April 29, 2009	RM3	RM3-BF	RM3+BF
4	April 30, 2009	July 29, 2009	RM4	RM4-BF	RM4+BF
5	July 30, 2009	October 29, 2009	RM5	RM5-BF	RM5+BF
6	October 30, 2009	January 29, 2010	RM6	RM6-BF	RM6+BF
7	January 30, 2010	April 29, 2010	RM7	RM7-BF	RM7+BF
8	April 30, 2010	July 29, 2010	RM8	RM8-BF	RM8+BF

If any Start Date or End Date is not a Valuation Business Day, such Start Date or End Date shall be the immediately preceding Valuation Business Day.

If a Disruption Event is in effect on any scheduled Start Date, that Start Date may be postponed (as described in “—Disruption Events” below).

Range Midpoint (RM), for any Reference Range, is the Gold Price on the Start Date of such Observation Period.

The Boundary Factor (BF) is $55.00.

How will I be able to find the Daily Observed Gold Price at any point in time?

You can obtain the Daily Observed Gold Price at any time by calling your Lehman Brothers sales representative.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on page PS-4 below and on page S-4 of the MTN prospectus supplement.

What about taxes?

We intend to treat the notes as variable rate debt instruments as described under “Certain United States Federal Income Tax Consequences” below and “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the MTN prospectus supplement.

What happens in the event of a Disruption Event?

If a Disruption Event is in effect on the Start Date for any Observation Period with respect to the determination of any Range Midpoint, such Start Date will be postponed to, and the Calculation Agent will determine the applicable Range Midpoint on, the first scheduled Valuation Business Day succeeding that Start Date on which no Disruption Event is occurring; provided however that if a Disruption Event has occurred or is continuing on each of the three scheduled Valuation Business Days following the applicable scheduled Start Date, then (a) the third scheduled Valuation Business Day shall be deemed the Start Date for such Observation Period; and (b) the Calculation Agent will determine the Range Midpoint on such day in its sole and absolute discretion taking into account the latest available quotation for the Daily Observed Gold Price and any other information that in good faith it deems relevant.

If a Disruption Event is in effect on any day during an Observation Period (other than with respect to the determination of any Range Midpoint on any scheduled Start Date), to but excluding the earlier of (a) the End Date for such Observation Period and (b) any day during such Observation Period where the Daily Observed Gold Price trades outside the Reference Range for the Observation Period (or on either the applicable Range Lower Boundary or Range Upper Boundary), and for so long as such Disruption Event is continuing, the Calculation Agent will determine the Daily Observed Gold Price on such day in its sole and absolute discretion taking into account the latest available quotation for the Gold Price and any other information that in good faith it deems relevant. See “Description of the Notes”.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively “Lehman Brothers Holdings”) an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth clients worldwide. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary – Lehman Brothers Holdings Inc.” and “Where You Can Find More Information”

on pages 1 and 58, respectively, of the base prospectus.

Lehman Brothers Holdings Inc. is rated A2 by Moody’s, A by Standard & Poor’s and A+ by Fitch.  A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc. and Lehman Brothers Commodity Services Inc.?

Lehman Brothers Inc., one of our subsidiaries, will be the Agent and Lehman Brothers Commodity Services Inc. will be Calculation Agent for purposes of determining whether a Market Disruption Event has occurred and is continuing.  Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors— An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the MTN prospectus supplement and “Description of the Notes” below.

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Reference Currency or in other instruments, such as options, swaps or futures, based on the Reference Currency. This hedging activity could adversely affect the price at which your notes will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on a stock exchange.

After the initial offering of the notes, Lehman Brothers Inc. intends to make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.  However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun. No assurance can be given as to the liquidity of the trading market for the notes.

RISK FACTORS

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” in the Series I MTN prospectus supplement. In addition, the notes are subject to the further specific risks discussed below.

An investment in the notes is subject to risks associated with the performance of the price of gold, which has been and may be volatile.

The return on the notes is entirely dependent on the performance of the trading price of gold.  If, during an Observation Period, the Daily Observed Gold Price trades outside the Reference Range (or on either the Range Lower Boundary or the Range Upper Boundary), as observed daily during the applicable Observation Period, then no interest will accrue during such Observation Period or be payable on the related Interest Payment Date, and as a result, the investor’s return on the notes may be zero in any given Observation Period.

The price of gold is primarily affected by the global demand for and supply of gold, is subject to volatile price movements over short periods of time and is affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.  In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. It is not possible to predict the aggregate effect of all or any combination of these factors.

Many factors affect the market value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

The market value of the notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the market value of the notes caused by another factor and the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor.  For example, the market value of the notes will be affected by changes in the level of interest rates, the time to maturity of the notes (and any associated “time premium”) and the credit ratings of Lehman Brothers Holdings Inc.  In addition, the market value of the notes will also be affected by certain specific factors, which are described in the following paragraphs (along with the expected impact on the market value of the notes given a change in that specific factor, assuming all other conditions remain constant).

The price of gold will affect the market value of the notes. It is expected that the market value of the notes will depend significantly on where the Daily Observed Gold Price is trading relative to the Reference Range during an Observation Period.  Although the notes are principal protected if held to maturity, if you choose to sell your notes when the Daily Observed Gold Price has traded outside the Reference Range during an Observation Period, or when the market perceives an increased risk of this occurring, the trading price of the notes may be adversely affected, and you may receive substantially less than the principal amount of the notes sold.

Suspension or disruptions of market trading in the commodity markets may adversely affect the value of the notes. The precious metals markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the price of gold and, therefore, the value of your notes.

Changes in the volatility of the prices of gold may affect the market value of the notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the price of gold, the market value of the notes may be adversely affected.  The volatility of the price of gold is affected by a variety of factors, including governmental programs and policies, national and international political and economic events (including terrorist attacks and wars), changes in interest and exchange rates and trading activity in gold, other precious metals and futures contracts or other financial instruments linked to gold or other precious metals.

Active trading in gold or other precious metals, options and futures contracts on gold and other precious metals, options on futures contracts and similar instruments may adversely affect the value of the notes.  Certain affiliates of Lehman Brothers Holdings Inc. actively trade gold, other precious metals, options and futures contracts on gold and other precious metals and similar instruments on a spot and forward basis and other contracts and products in or related to gold or other precious metals (including options on futures contracts and options and swaps).  Lehman Brothers Holdings Inc., Lehman Brothers Inc. or their related entities may also issue or underwrite other financial instruments with returns indexed to the prices of gold, the prices of other precious metals or futures contracts on gold or other precious metals. These trading and underwriting activities by Lehman Brothers Holdings Inc., Lehman Brothers Inc., their affiliates and unaffiliated third parties could adversely affect the price of gold, which could in turn affect the return on and the value of the notes.

The inclusion in the original issue price of the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates is likely to adversely affect the value of the notes prior to maturity.

The original issue price of the notes includes the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates.  Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which a broker will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by a broker, as a result of such compensation or other transaction costs.

The notes are subject to risks associated with a lack of diversification.

Because the notes are linked solely to gold, an investment in the notes it will be less diversified than other investments linked to a broader range of products, and therefore could experience greater volatility.  Therefore, an investment in the notes may carry risks similar to a concentrated securities investment in a limited number of industries, sectors or assets.

Lack of regulation by the CFTC.

The notes are debt securities that are direct obligations of Lehman Brothers Holdings Inc. The net proceeds to be received by Lehman Brothers Holdings Inc. from the sale of the notes will not be used to purchase or sell gold in the Relevant Market for the benefit of holders of the notes.  An investment in the notes does not constitute either an investment in gold or silver or in a collective investment vehicle that trades in gold or silver.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in commodities on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator” (“CPO”). Because the notes are not interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, Lehman Brothers Holdings Inc. will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools.

The notes do not constitute futures contracts traded on regulated futures exchanges.  Accordingly, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

You must rely on your own evaluation of the merits of an investment linked to gold.

In the ordinary course of their businesses, affiliates of Lehman Brothers Holdings Inc. may from time to time express views on expected movements in the price of gold. These views are sometimes communicated to clients who participate in gold or precious metals markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in gold or precious metals markets may at any time have significantly different views from those of Lehman Brothers Holdings Inc. or its affiliates.  In connection with your purchase of the notes, you should investigate gold and precious metals markets and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to future gold or silver price movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to gold and silver. Neither the offering of the notes nor any views which may from time to time be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to future gold price movements constitutes a recommendation as to the merits of an investment in your notes.

Suspension or disruption of market trading in gold and certain other events may constitute Disruption Events under the terms of the note, and may adversely affect the value of the notes.

Certain events, including events involving the suspension or disruption of market trading in gold, constitute Disruption Events under the terms of the notes.  For further information on these events, see “Disruption Events” above.  To the extent any of these events occurs and remains in effect on any day during an Observation Period (assuming the Daily Observed Gold Price has not traded outside the Reference Range during such Observation Period), the Daily Observed Gold Price will be determined by the Calculation Agent in its sole and absolute discretion taking into account the latest available quotation for the Gold Price and any other information that in good faith it deems relevant.  As a result, the value of the notes may be adversely affected.

An investment in the notes is subject to risks associated with the London Bullion Market Association and the London bullion market.

Gold is traded on the London bullion market, which is the market in London on which the members of the London Bullion Market Association (LBMA) quote prices.  Investments in securities indexed to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, or if the LBMA should change any rule or bylaw or take emergency action under its rules, the market for gold, and consequently the Daily Observed Gold Price as well as the Interest Amount or the value of the notes, may be affected.  The London bullion market is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of London bullion market trading. For example, there are no daily price limits on the London bullion market which would otherwise restrict fluctuations in the prices of London bullion market contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

DESCRIPTION OF THE NOTES

The U.S.$433,000 aggregate principal amount of Conditional Range Notes (“Gold Range Note”) due August 5, 2010 offered hereby are Medium-Term Notes, Series I, of Lehman Brothers Holdings Inc.  The CUSIP number for the notes is 5252M0GU5 and the ISIN number is US5252M0GU59. The notes will be issued in book-entry form only, and will be eligible for transfer through the facilities of DTC or any successor depository. See “Book-Entry Procedures and Settlement” in the base prospectus.

The notes will be issued in minimum denominations of U.S.$1,000 and in integral multiples of U.S.$1,000 in excess thereof, and will have a stated “Maturity Date” of August 5, 2010 or if such day is not a New York business day, the next succeeding New York business day.

The notes are 100% principal protected if held to maturity.

The “Interest Amount” is a single U.S. dollar amount on each Interest Payment Date which is equal to the principal amount of each note multiplied by:

(A)       10.00%, if, during the relevant Observation Period, the Daily Observed Gold Price has traded strictly within the Reference Range during such Observation Period; or

(B)         0.00%, if, during the relevant Observation Period, the Daily Observed Gold Price trades outside the Reference Range (or on either the Range Lower Boundary or the Range Upper Boundary) during such Observation Period.

The “Interest Payment Dates” are quarterly on the 5th day of each February, May, August and November, commencing on November 5, 2008 and ending on the Maturity Date.

The “Observation Period”, for each Reference Range, is the period from and including the Start Date for such Reference Range to and including each End Date for such Reference Range.

The “Daily Observed Gold Price”, for any Valuation Business Day within an Observation Period, is the Gold Price on such Valuation Business Day.

The “Gold Price” is the official afternoon fixing price, stated in U.S. dollars per fine troy ounce, as calculated and quoted by the Relevant Market (subject to the occurrence of a Disruption Event).

The “Reference Ranges” are determined as follows:

Observation Period	Start Date	End Date	Range Midpoint (RM)	Range Lower Boundary	Range Upper Boundary
1	July 31, 2008	October 30, 2008	RM1 (918.00)	RM1-BF (863.00)	RM1+BF (973.00)
2	October 31, 2008	January 30, 2009	RM2	RM2-BF	RM2+BF
3	January 31, 2009	April 29, 2009	RM3	RM3-BF	RM3+BF
4	April 30, 2009	July 29, 2009	RM4	RM4-BF	RM4+BF
5	July 30, 2009	October 29, 2009	RM5	RM5-BF	RM5+BF
6	October 30, 2009	January 29, 2010	RM6	RM6-BF	RM6+BF
7	January 30, 2010	April 29, 2010	RM7	RM7-BF	RM7+BF
8	April 30, 2010	July 29, 2010	RM8	RM8-BF	RM8+BF

If any Start Date or End Date is not a Valuation Business Day, such Start Date or End Date shall be the immediately preceding Valuation Business Day.

If a Disruption Event is in effect on any scheduled Start Date, that Start Date may be postponed (as described in “—Disruption Events” below).

The “Range Midpoint (RM)”, for any Reference Range, is the Gold Price on the Start Date of such Observation Period.

The “Boundary Factor (BF)” is $55.00.

The “Valuation Business Day” is a day on which members of the London Bullion Market Association (the “LBMA”) are, or in the good faith judgment of the Calculation Agent would in the ordinary course be, quoting prices for the buying and selling of Gold in the Relevant Market.

The “Relevant Market” is the market in London on which members of the LBMA, or any successor thereto, quote prices for the buying and selling of Gold, or if such market is no longer the principal trading market for Gold or options or futures contracts for Gold, such other exchange or principal trading market for Gold as determined in good faith by the Calculation Agent which serves as the source of prices for Gold, and any principal exchanges where options or futures contracts on Gold are traded.

If a Disruption Event is in effect on the Start Date for any Observation Period with respect to the determination of any Range Midpoint, such Start Date will be postponed to, and the Calculation Agent will determine the applicable Range Midpoint on, the first scheduled Valuation Business Day succeeding that Start Date on which no Disruption Event is occurring; provided however that if a Disruption Event has occurred or is continuing on each of the three scheduled Valuation Business Days following the applicable scheduled Start Date, then (a) the third scheduled Valuation Business Day shall be deemed the Start Date for such Observation Period; and (b) the Calculation Agent will determine the Range Midpoint on such day in its sole and absolute discretion taking into account the latest available quotation for the Daily Observed Gold Price and any other information that in good faith it deems relevant.

If a Disruption Event is in effect on any day during an Observation Period (other than with respect to the determination of any Range Midpoint on any scheduled Start Date), to but excluding the earlier of (a) the End Date for such Observation Period and (b) any day during such Observation Period where the Daily Observed Gold Price trades outside the Reference Range for the Observation Period (or on either the applicable Range Lower Boundary or Range Upper Boundary), and for so long as such Disruption Event is continuing, the Calculation Agent will determine the Daily Observed Gold Price on such day in its sole and absolute discretion taking into account the latest available quotation for the Gold Price and any other information that in good faith it deems relevant.

“Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)                 the suspension of or material limitation on trading in the Reference Commodity or futures contracts or options related to the Reference Commodity, in the Relevant Market;

(B)                   either (i) the failure of trading to commence, or permanent discontinuance of trading, in the Reference Commodity or futures contracts or options related to the Reference Commodity in the Relevant Market, or (ii) the disappearance of, or of trading in, the Reference Commodity; or

(C)                   the failure of the Relevant Market to calculate or publish the official fixing price for that day for the Reference Commodity (or the information necessary for determining the official fixing price).

For the purpose of determining whether a Disruption Event has occurred:

(1)                     a limitation on the hours in a trading day and/or number of days of trading will not constitute a Disruption Event if it results from an announced change in the regular business hours of the Relevant Market; and

(2)                     a suspension of or material limitation on trading on the Relevant Market will not include any time when the Relevant Market is closed for trading under ordinary circumstances.

The notes are not subject to redemption at our option or to repayment at the option of the Holders of the notes prior to the Maturity Date.

In case an event of default (as described in the base prospectus) with respect to any note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Issue Date to but excluding the date of early repayment and will equal, for each note, the principal amount of each note plus the unpaid Interest Amount, if any, calculated as though the date of early repayment were the Maturity Date.  If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Issue Date to but excluding the date of early repayment will be capped at the principal amount of each note plus the unpaid Interest Amount, if any, calculated as though the date of the commencement of the proceeding were the Maturity Date.

Any overdue payment in respect of any note will bear interest until the date upon which all sums due in respect of such note are received by or on behalf of the relevant Holder, at the rate per annum that is the rate for deposits in U.S. dollars for a period of six months that appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first London business day following such failure to pay. Such rate will be determined by the Calculation Agent.  If interest in respect of overdue amounts is calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

The “Calculation Agent” means Lehman Brothers Commodity Services Inc.

Hypothetical Interest Amount Payment Examples

If the Daily Observed Gold Price on each Valuation Business Day during an Observation Period is strictly within the Reference Range for such Observation Period, the Interest Amount payable on the notes on the Interest Payment Date for such Observation Period will be equal to 10.00% times the principal amount of notes.  However, if the Daily Observed Gold Price on any Valuation Business Day during such Observation Period has traded outside the Reference Range (or on either the Range Lower Boundary or the Range Upper Boundary), no interest will accrue during such Observation Period or be payable on the related Interest Payment Date, and as a result, the return on the notes may be zero in any given Observation Period.

The following Interest Amount payment tables for this note show scenarios for the Interest Amounts that will be payable on the notes, based on hypothetical (actual, in the case of the first Observation Period) gold trading ranges during, and hypothetical (actual, in the case of the first Observation Period) Range Midpoints of, the indicated Observation Period as well as the Boundary Factor of $55.00 and the Interest Amount equal to the principal amount of the notes times 10.00% (if the Daily Observed Gold Price has traded strictly within the Reference Range) or 0.00% (if the Daily Observed Gold Price has traded outside the Reference Range (or on either the Range Lower Boundary or the Range Upper Boundary)).  The Range Midpoint for the first Observation Period is $918.00 and the actual Range Midpoints for each Observation Period subsequent to the first Observation Period will be determined by the Calculation Agent on the Start Date of such Observation Period.  The Range Lower Boundary and the Range Upper Boundary for the first Observation Period are $863.00 and $973.00, respectively, and the actual Range Lower Boundaries and the Range Upper Boundaries for each Observation Period subsequent to the first Observation Period will be determined by the Calculation Agent on the Start Date of such Observation Period by subtracting the Boundary Factor or adding the Boundary Factor, as the case may be, to the Range Midpoint for such Observation Period.  The hypothetical amounts cited have been chosen arbitrarily for the purpose of the following examples, and are not associated with Lehman Brothers research forecasts for the gold prices and should not be taken as indicative of the future performance of the Daily Observed Gold Price.

Example 1: The Daily Observed Gold Price trades within the applicable Reference Range in five out of eight Observation Periods, resulting in a cumulative Interest Amount for the notes equal to 50.00% of the principal amount.

Observation Period	Range Midpoint (RM)	Range Lower Boundary (RM – BF)	Range Upper Boundary (RM+ BF)	Trading Range for Daily Observed Gold Price	Interest Amount	Cumulative Non- Compounded Interest Amount
1	$918.00	$863.00	$973.00	$888.00 to $963.00	10.00%	10.00%
2	$893.00	$838.00	$948.00	$823.00 to $903.00	0.00%	10.00%
3	$843.00	$788.00	$898.00	$833.00 to $893.00	10.00%	20.00%
4	$873.00	$818.00	$928.00	$773.00 to $898.00	0.00%	20.00%
5	$793.00	$738.00	$848.00	$783.00 to $893.00	0.00%	20.00%
6	$868.00	$813.00	$923.00	$838.00 to $913.00	10.00%	30.00%
7	$908.00	$853.00	$963.00	$858.00 to $913.00	10.00%	40.00%
8	$863.00	$808.00	$918.00	$813.00 to $913.00	10.00%	50.00%

Example 2: The Daily Observed Gold Price trades within the applicable Reference Range in two out of eight Observation Periods, resulting in a cumulative Interest Amount for the notes equal to 20.00% of the principal amount.

Observation Period	Range Midpoint (RM)	Range Lower Boundary (RM – BF)	Range Upper Boundary (RM+ BF)	Trading Range for Daily Observed Gold Price	Interest Amount	Cumulative Non- Compounded Interest Amount
1	$918.00	$863.00	$973.00	$888.00 to $963.00	10.00%	10.00%
2	$893.00	$838.00	$948.00	$823.00 to $1,043.00	0.00%	10.00%
3	$843.00	$788.00	$898.00	$643.00 to $893.00	0.00%	10.00%
4	$693.00	$638.00	$748.00	$593.00 to $718.00	0.00%	10.00%
5	$603.00	$548.00	$658.00	$593.00 to $703.00	0.00%	10.00%
6	$633.00	$578.00	$688.00	$603.00 to $678.00	10.00%	20.00%
7	$643.00	$588.00	$698.00	$583.00 to $648.00	0.00%	20.00%
8	$618.00	$563.00	$673.00	$568.00 to $738.00	0.00%	20.00%

INFORMATION ON GOLD AND THE LBMA

The Gold Price will be the official afternoon fixing price for Gold on the Valuation Date, stated in U.S. dollars per fine troy ounce, as calculated and quoted by the London Bullion Market Association (the “LBMA”). Lehman Brothers Holdings Inc. has derived all information regarding the LBMA from publicly available sources.  Information concerning the LBMA and gold trading on the LBMA reflects the policies of, and is subject to change without notice by, the LBMA.  Neither Lehman Brothers Holdings Inc. nor Lehman Brothers Inc. makes any representation or warranty as to the accuracy or completeness of such information.

The Gold Price is published on Bloomberg page “GOLDLNPM” and Reuters page “XAUFIXPM”.

The, LBMA is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which 9 are market-making members, plus a number of associate members around the world.

Twice daily during London trading hours, at 10:30 a.m. and 3:00 p.m., there is an official “fixing” which provides reference gold prices, quoted in U.S. dollars per fine troy ounce, for that day’s trading.  Formal participation in the London gold fixing is traditionally limited to five market-making members of the LBMA.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representatives at the fixing. Orders may be changed at any time during these proceedings. Prices are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices could decline without limitation over a period of time.

HISTORICAL PRICE INFORMATION

The following chart shows the daily Gold Price, expressed as the U.S. dollar price per fine troy ounce of gold, from July 25, 2003 through July 25, 2008 using historical data obtained from Bloomberg; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of these prices.  The historical data on the Gold Price are not necessarily indicative of the future performance of the Daily Observed Gold Price or what the value of the notes may be.  In addition, whether the Interest Amount is payable on an Interest Payment Date is based on whether the Daily Observed Gold Price has traded strictly within the Reference Range during the applicable Observation Period.  Fluctuations in the price of gold make it difficult to predict whether the Interest Amounts will be payable on any Interest Payment Date. Historical fluctuations may be greater or lesser than fluctuations in the Daily Observed Gold Price experienced by the holders of the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the MTN prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the public offering price on the cover of this pricing supplement and to certain dealers at a discount not to exceed 2.5%. After the initial public offering, the public offering price and the selling terms may from time to time be varied by the Agent.

It is expected that delivery of the notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the Issue Date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

U.S.$433,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

CONDITIONAL RANGE NOTES

DUE AUGUST 5, 2010

PRICING SUPPLEMENT

JULY 31, 2008

(INCLUDING PROSPECTUS SUPPLEMENT
DATED MAY 30, 2006 AND

PROSPECTUS

DATED MAY 30, 2006)

LEHMAN BROTHERS